Exhibit 99.1

Press Release — 8-K

New Enterprise Stone & Lime Co., Inc. Provides Update on Timing of Annual Report Form 10-K

Company Announces Investor Call, Updates Preliminary 2012 Unaudited Financial Results

New Enterprise, Pennsylvania, September 28, 2012 — New Enterprise Stone & Lime Co., Inc. (the “Company”) a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider, today provided an update on the following items:

•                  An update on the filing of its Annual Report on Form 10-K

•                  Details regarding an investor call to discuss operational and financial updates, including the Company’s liquidity position

•                  Update on the implementation of the ERP system

•                  Preliminary, unaudited financial information for FY 2012

Delay in Filing

The Company today announced that, due primarily to ongoing delays resulting from the implementation of a new enterprise resource planning (“ERP”) system, the Company will require additional time to file with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ended February 29, 2012 and Form 10-Q for the quarter ended May 31, 2012.

Extension of Reporting Requirement Under the First Amendment of the ABL Facility

The Company has received an extension of the delivery date under the first amendment to the ABL Facility for its audited financial statements for the year ended February 29, 2012 until November 3, 2012.  If the Company is unable to deliver its financial statements by that time, it would request, and it anticipates receiving, an additional extension from its lender.

Investor Call

The Company announced that it will host a conference call on Monday, October 1, 2012 at 10:00 a.m. ET to discuss various items, including certain preliminary unaudited financial information, updates regarding the implementation of the ERP system, and its 2013 outlook and liquidity position. The conference call will be webcast live on the Internet and can be accessed through the Investor Relations page of the Company’s website at www.nesl.com. A replay of the webcast will also be available on the Company’s website.

ERP Implementation

The Company has undertaken significant efforts to implement a new ERP system that the Company anticipates will ultimately enhance its operations and strengthen its internal controls over financial reporting. The ERP system went “live” on January 1, 2012 at certain locations and operations of the Company. Since then, the Company has experienced system interface and data integrity issues and significant financial reporting delays in these locations and operations, which composed approximately 54% of the Company’s preliminary and unaudited fiscal 2012 consolidated revenues.  The Company has engaged substantial information technology and accounting resources in intensive quality control reviews of its financial results and the new ERP. As the result of the issues identified to date, the continued rollout of the ERP for the Company’s remaining operations has been delayed until fiscal year 2014.

Preliminary, Unaudited Financial Results

Fiscal year 2012 net revenue is expected to be $705.1 million compared to $726.0 million in fiscal year 2011. Revenue for our construction materials business, before intersegment eliminations, is expected to be $529.0 million for fiscal year 2012 compared to $512.7 million for fiscal year 2011. The increase in revenue was primarily attributable to the increase in sales of aggregates, hot mix asphalt, and precast/prestressed structural concrete. Revenue for our heavy/highway construction business, before intersegment eliminations, is expected to be $298.0 million for fiscal year 2012 compared to $337.6 million for fiscal year 2011. The decrease was attributable to the overall decline in highway and infrastructure spending at the federal, state and local levels. Revenue for our traffic safety services and equipment sales businesses, before intersegment eliminations, is expected to be $82.9 million for fiscal year 2012 compared to $78.2 million for fiscal year 2011. The increase was the result of an increase in highway safety equipment sales, which was partially offset by a decrease in equipment rental volumes.

The Company expects to record an operating profit of $8.7 million for fiscal year 2012, compared with an operating profit of $31.0 million in fiscal 2011.  The lower-than-expected fiscal year 2012 operating profit was driven primarily by decreased operating profit in the heavy/highway construction segment as our multi-year jobs from 2009 and 2010 wrapped up and were replaced by additional, albeit shorter projects, which tended to carry lower margins.  Operating profit was also negatively affected by increased compliance costs, and costs associated with the previously discussed implementation of the new ERP system at certain locations and operations.

All preceding 2012 amounts are approximate, unaudited and subject to change, pending the completion of the Company’s 2012 financial statement audit.

Liquidity and Debt Position

As of February 29, 2012, the Company had $15.0 million in cash and cash equivalents and working capital of $170.4 million, compared to $20.0 million in cash and cash equivalents and working capital of $153.7 million as of February 28, 2011.

As of August 31, 2012 (the most recent date for which the Borrowing Base has been calculated pursuant to the Credit Agreement), the available borrowings calculated in accordance with the amended Borrowing Base definition was $145.7 million with $54.6 million drawn. As of September 28, 2012, the outstanding balance of our borrowings under the ABL Facility was $61.9 million. For additional information regarding the Company’s ABL Facility, please refer to the Company’s Form 8-K filed on September 7, 2012.

The Company is committed to managing the business in a manner that maximizes liquidity and earnings. To this end, the Company has undertaken strategic initiatives to increase operating efficiencies, which are intended to improve profitability as its end markets begin to trend back toward historical levels of demand, and to more closely manage working capital through the reduction of our inventories and receivables. In an effort to address the recessionary trends that have caused our inventory levels and accounts receivable to increase, these initiatives are expected to reduce working capital borrowings by the end of fiscal 2013 and enhance the Company’s liquidity position.

All of the preceding 2012 amounts are approximate, unaudited and subject to change, pending the completion of the Company’s 2012 financial statement audit.

New Enterprise Stone & Lime Co., Inc. Investor Contacts:

At the Company: Paul I Detwiler III, President, 814-766-2211

or

At FTI Consulting, the Company’s Investor Relations Contact: Daniel Hoey, 312-553-6718

About New Enterprise Stone & Lime Co., Inc.

New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider.  Our core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production, ready mixed concrete production and concrete products (precast/prestressed structural concrete components and masonry block manufacturing)), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment. For more information, please visit the company’s website at www.nesl.com.

Forward-Looking Statements

Certain statements contained in this release are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our results of operations for fiscal 2012 and our strategic initiatives to increase operating profit. Readers are cautioned that any such forward looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward looking statements as a result of various factors. Among the factors that significantly impact our business and could impact our business in the future are:  the demand for non-residential and residential construction; the consequences of the continued U.S. and global financial crisis and the accompanying worldwide recession and the impact on the markets we serve; governmental funding in public sector construction; volatility in the credit markets and the impact on the markets we serve and our results of operations; our ability to accurately estimate risks, requirements or costs when bidding on or negotiating contracts; the consequences of seasonal changes and other weather related conditions on our business;  our ability to compete within the industry; our ability to secure, obtain or maintain permits for aggregate reserves in strategically located areas; our ability to successfully integrate newly acquired businesses into our operations; our ability to generate sufficient cash to operate our business; changes in legal requirements and governmental policies concerning areas of law that impact our business; our ability to retain or recruit key management personnel; our ability to maintain good relations with our employees and avoid labor disputes; special hazards associated with our operations; unexpected factors affecting self-insurance claims and reserve estimates; our ability to maintain an effective system of internal controls; compliance with environmental, health and safety laws; cancellation of significant contracts or disqualification from bidding for new contracts; our ability to generate a sufficient amount of cash to service our existing indebtedness and fund our operations and the risks and uncertainties described in the Company’s audited consolidated financial statements included in the Company’s financial statements for the fiscal year ended February 28, 2011.These forward looking statements speak only as of the date of this release, and we do not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this release.

Source: New Enterprise Stone & Lime Co., Inc.